EXHIBIT 3.

(i)RESTATEMENT AND AMENDMENT
OF
THE ARTICLES OF INCORPORATION
OF
GOLDEN ISLES FINANCIAL HOLDINGS, INC.

     On July 25, 1995, the following restated and amended articles of incorporation were duly adopted by the Board of Directors of Golden Isles Financial Holdings, Inc., a Georgia corporation (the "Corporation"), pursuant to O.C.G.A. Section 14-2-1007(a). All amendments to the Corporation's articles of incorporation contained in the following restated and amended articles of incorporation requiring shareholder approval were duly adopted by the shareholders of the Corporation on July 25, 1995, as provided by O.C.G.A. Sections 14-2-1007(b) and 14-2-1003.

I.

     The name of the Corporation is:

     GOLDEN ISLES FINANCIAL HOLDINGS, INC.

II.

     The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

III.

     The purposes for which the Corporation is organized are to conduct any businesses and engage in any activities not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct such businesses and engage in such activities, including but not limited to the powers enumerated in the Georgia Business Corporation Code or any amendment thereto.

IV.

     The aggregate number of shares which the Corporation shall have authority to issue is 50,000,000, all of which shall be common stock with no par value per share.

V.

     No shareholder shall have any preemptive right to subscribe for or to purchase any shares or other securities issued by the Corporation.

VI.

     Subject to the provisions of Section 14-2-640 of the Georgia Business Corporation Code, the Board of Directors shall have the power to distribute a portion of the assets of the Corporation, in cash or in property, to holders of shares of the Corporation out of the capital surplus of the Corporation.

VII.

     Subject to the provisions of Section 14-2-640 of the Georgia Business Corporation Code, the Corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and securities granted by the laws of the State of Georgia, and shall have the right to purchase its shares out of its unreserved and unrestricted capital surplus available therefor as well as out of its unreserved and unrestricted earned surplus available therefor.

VIII.

     To the fullest extent permitted under the Georgia Business Corporation Code, as amended, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care of any other duty as a director; provided that this Article VIII shall not eliminate or limit the liability of a director:

     (i) For any appropriation, in violation of his duties, of any business opportunity of the Corporation;

     (ii) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (iii) For the types of liability set forth in Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code; or

     (iv) For any transaction from which the director derived an improper personal benefit.

     If at any time the Georgia Business Corporation Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended, without further action by the shareholders, unless the provisions of the Georgia Business Corporation Code, as amended, require further action by the shareholders.

     Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

IX.

     At all meetings of the shareholders, the presence in person or by proxy of the holders of not less than one-third of the shares outstanding and entitled to vote shall constitute a quorum. If a quorum is present, a proposal before the shareholders shall be considered to have been approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal, unless another provision of these Articles of Incorporation, a provision of the Corporation's Bylaws that has been adopted pursuant to
Section 14-2-1021 of the Georgia Business Corporation Code (or any successor provision), or the Georgia Business Corporation Code requires a greater number of affirmative votes.

     IN WITNESS WHEREOF, the Corporation has caused this Restatement and Amendment of the Articles of Incorporation of the Corporation to be executed, its corporate seal to be affixed, and its seal and the execution hereof to be attested, all by its duly authorized officers, this 23rd day of August, 1995.

                              GOLDEN ISLES FINANCIAL HOLDINGS, INC.


                              By:
[CORPORATE SEAL]              Gregory S. Junkin,
                              Chairman and Chief Executive Officer


ATTEST:


Jimmy D. Veal, Secretary